NEWS RELEASE

August 4, 2005

WEALTH MINERALS PROVIDES INFORMATION ON PROSPECTS IN

SALTA,  NW ARGENTINA

Launches New Web Site: www.wealthminerals.com

Vancouver, British Columbia. Wealth Minerals Ltd. (the “Company” or “Wealth”) - (TSX Venture Exchange: WML, OTCBB: WMLLF, Frankfurt: EJZ), is pleased to release additional descriptions of the largest properties located in the province of Salta, acquired through the purchase of Madero Minerals S.A. (news release dated July 12, 2005). The properties are part of a larger package of highly prospective uranium concessions assembled by the Company in northwest Argentina.

In southern Salta province, Wealth’s three large properties, Amblayo, Las Conchas and Alemania, cover an aggregate area of 90,000 Ha and are located within 100 km of each other. The properties cover portions of a geological package of sandstones which can be traced for tens of kilometres. Within this package there are a number of favourable horizons which contain multiple uranium occurrences and have the potential for the discovery of additional uranium mineralization.

These locally high grade, stratabound, sandstone hosted, uranium showings in southern Salta are found in a setting which is similar to the Colorado Plateau District of the western United States. Since the 1940’s, a large number of producing mines in the Colorado – Utah area intermittently produced some 300,000 tonnes of uranium oxide.

Wealth’s largest property in Salta, Amblayo (50,000 Ha), hosts at least three and up to five mineralized horizons within a thickness of 20-25 metres. Grab samples by previous workers reportedly assayed up to 2.8% uranium. The formerly producing Don Otto Uranium Mine (produced 88,000 lbs Uranium Oxide /annum 1964-1981) owned by Commission Nacional de Energia Atomica de Argentina (CNEA), lies within the large Amblayo concession area.

Field work is expected to begin with geological mapping in mid September 2005. The Amblayo property will be the first area to be evaluated. The Company anticipates acquiring additional uranium properties and looks forward to announcing such acquisitions in a timely manner.

Argentina is home to Latin America’s most advanced nuclear energy program. Two nuclear plants are operational while a 3rd is near completion. The two plants supply about 9% of the country’s electricity. The Company believes that Argentina, which has had a number of producing uranium mines, including the Dr. Baulies Mine in Mendoza, the Don Otto Mine in Salta and the Sierra Pintada/San Rafael Mine in Mendoza, has been relatively under-explored for uranium in recent years and represents a promising area for new discoveries.  An example of the potential target Wealth seeks is the Cerro Solo uranium deposit located in Chubut province, Argentina.  This deposit which is owned by CNEA has been the subject of a prefeasibility study which concluded that it is economically viable based on mineable reserves at an average grade of 0.3% U3O8 containing a recoverable uranium oxide content of 10.3 million pounds.

Wealth Minerals Ltd. is a mineral exploration company with 12.3 million shares outstanding, approximately Cdn$3.0 million in treasury and listings on the TSX Venture Exchange, OTCBB and Frankfurt Exchanges.

On Behalf of the Board of Directors of

WEALTH MINERALS LTD.

“Jerry Pogue”

Director

For further information, please contact:

Gary Freeman, Vice President

Phone: 604-331-0096 / E-mail: info@wealthminerals.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This release contains forward-looking statements within the meaning of the “safe harbour'' provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The Company assumes no obligation to update any forward-looking information contained in this news release.

Suite 1901 – 1177 West Hastings Street, Vancouver, BC Canada V6E 2K3

Tel 604.331.0096  Fax 604.408.7499

www.wealthminerals.com